Exhibit 99.1
For Immediate Release

First Interstate BancSystem, Inc. Reports First Quarter Earnings

Billings, MT - April 25, 2019 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the first quarter of 2019. For the quarter, the Company reported net income of $41.6 million, or $0.69 per share, which compares to net income of $40.4 million, or $0.67 per share, for the fourth quarter of 2018, and $36.7 million, or $0.65 per share, for the first quarter of 2018.

First quarter 2019 earnings included acquisition costs related to the acquisitions of Northwest Bancorporation, Inc. (“Northwest”), the parent company of Inland Northwest Bank (“INB”), Idaho Independent Bank (“IIBK”), and Community First Bank (“CMYF”). Fourth quarter 2018 earnings included acquisition costs related to the acquisition of INB and the first quarter of 2018 earnings included the acquisition costs related to the acquisition of Cascade Bancorp (“CACB”) and its wholly-owned subsidiary, Bank of the Cascades (“BOTC”). The aforementioned acquisitions negatively impacted earnings by $0.03, $0.09, and $0.03 per common share for the first quarter of 2019, the fourth quarter of 2018, and the first quarter of 2018, respectively.

HIGHLIGHTS

•	Net income of $41.6 million during the first quarter of 2019, an increase of $4.9 million, or 13.4%, from the same period in the prior year of $36.7 million.

•	Total deposits increased $134.0 million during the first quarter of 2019, or 5.3% annualized growth.

•
Net interest margin ratio, on a fully taxable equivalent basis, increased to 4.04% for the first quarter of 2019, a 5 basis point increase from the prior quarter and a 29 basis point increase from the same period in the prior year.

•	Tangible book value per common share of $18.21 as of March 31, 2019, compared to $17.52 as of December 31, 2018 and $16.07 as of March 31, 2018.

•
Asset quality remained relatively unchanged in the first quarter of 2019. Non-performing assets as a percentage of total assets of 0.54% compared to 0.55% during the fourth quarter of 2018 and 0.63% during the first quarter of 2018.

•	Successfully closed the acquisitions of Idaho Independent Bank and Community First Bank on April 8, 2019. With these acquisitions we are the 6th largest bank in Idaho by total assets.

“We are pleased with our performance in the first quarter, which was highlighted by positive trends in net interest margin, expense management, and asset quality,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Relative to our past first quarters, we had a stronger quarter of loan production, particularly in the commercial and commercial real estate areas, which reflects the positive impact of our larger presence in faster growing markets. The recent completion of our acquisitions of Idaho Independent Bank and Community 1st Bank will further improve our ability to capitalize on the robust economic growth being seen across the state of Idaho. Our loan pipeline is the largest it has ever been, and as we continue to add quality assets and maintain disciplined expense management, we expect to deliver a higher level of profitability going forward.”

ACQUISITIONS

On October 11, 2018, the Company entered into a definitive agreement to acquire all of the outstanding stock of IIBK, a community bank headquartered in Coeur d' Alene, Idaho with 11 banking offices across Idaho. The acquisition was completed on April 8, 2019, and conversion of the data processing systems will occur in June 2019. Consideration for the acquisition was $157.3 million, consisting of the issuance of 3.871 million shares of the Company's Class A common stock valued at $40.64 per share, the closing price of the Company's Class A common stock as quoted on the NASDAQ stock market on the acquisition date. Holders of each share of IIBK common stock received 0.50 shares of First Interstate Class A common stock for each share of IIBK common stock.

On October 11, 2018, the Company also entered into a definitive agreement to acquire all of the outstanding stock of CMYF, a community bank headquartered in Post Falls, Idaho with three banking offices in North Idaho. The acquisition was completed on April 8, 2019, and conversion of the data processing systems will occur in June 2019. Consideration for the acquisition was $18.8 million, consisting of the issuance of 0.463 million shares of the Company's Class A common stock valued at $40.64 per share, the closing price of the Company's Class A common stock as quoted on the NASDAQ stock market on the acquisition date. Holders of each share of CMYF common stock received 0.3784 shares of First Interstate Class A common stock for each share of CMYF common stock.

NET INTEREST INCOME

The Company’s net interest income decreased $2.9 million, or 2.4%, to $116.0 million during the first quarter of 2019, compared to $118.9 million during the fourth quarter of 2018, primarily as a result of the 2019 period having two fewer accrual days. Net interest income increased $16.2 million, or 16.2%, from $99.8 million during the first quarter of 2018, primarily as a result of higher levels of earning assets and an expansion in our net interest margin.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $0.9 million compared to previously charged-off interest of $0.7 million during both the fourth quarter of 2018 and the first quarter of 2018.

Interest accretion attributable to the fair valuation of acquired loans contributed $3.9 million to net interest income during the first quarter of 2019, of which approximately $1.7 million was related to early payoffs. This compares to interest accretion of $4.1 million in net interest income during the fourth quarter of 2018, of which approximately $1.7 million was related to early payoffs, and interest accretion of $3.1 million in net interest income during the first quarter of 2018, of which approximately $1.1 million was related to early payoffs.

The Company’s net interest margin ratio improved to 4.04% during the first quarter of 2019, or 5 basis points, as compared to 3.99% during the fourth quarter of 2018, primarily as a result of higher yields on interest earning assets. Compared to the first quarter of 2018, net interest margin expanded 29 basis points, from 3.75%, due primarily to the result of higher yields on higher levels of earning assets. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans of an aggregate of $3.9 million, $4.1 million, and $3.1 million, respectively, the Company’s net interest margin ratio expanded 3 basis points to 3.87% during the first quarter of 2019, compared to 3.84% during the fourth quarter of 2018, and expanded 26 basis points compared to 3.61% during the first quarter of 2018.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $3.7 million during the first quarter of 2019, compared to $1.6 million during the fourth quarter of 2018, and $2.1 million during the first quarter of 2018. The Company’s allowance for loan losses as a percentage of period-end loans was 0.85%, 0.86%, and 0.96% at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. The decrease in the percentage from March 31, 2018 is primarily a result of higher loan balances from INB acquired loans, which were recorded at fair value in purchase accounting, with no corresponding allowance for loan losses. Coverage of non-performing loans was 138.70%, 125.65%, 110.03% at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

NON-INTEREST INCOME

Total non-interest income was stable at $34.5 million during the first quarter of 2019, as compared to $34.3 million for the fourth quarter of 2018. Total non-interest income decreased $0.7 million, or 2.0%, from $35.2 million during the first quarter of 2018, primarily as a result of the impact of the Durbin Amendment, as described below.

Payment services revenues were seasonally lower at $9.4 million during the first quarter of 2019, when compared to the $9.8 million earned during the fourth quarter of 2018. Payment services revenues decreased $1.1 million, or 10.5%, during the first quarter of 2019, when compared to the $10.5 million earned during the first quarter of 2018, primarily as a result of a $3.1 million decrease in revenues during the first quarter of 2019 attributable to the Durbin Amendment. This rule, which limits the amount of interchange fees banks of our size may charge, impacted our Company beginning July 1, 2018. This decrease was offset by increases in debit card and credit card volume during the first quarter of 2019 as compared to the first quarter of 2018.

During the first quarter of 2019, loans originated for home purchases accounted for approximately 79.1% of loan production, as compared to 82.5% during the fourth quarter of 2018 and 68.2% during the first quarter of 2018.

NON-INTEREST EXPENSE

Non-interest expense decreased $5.6 million, or 5.6%, to $93.8 million during the first quarter of 2019, as compared to $99.4 million during the fourth quarter of 2018, primarily due to a reduction in 2019 of $4.7 million in acquisition related costs. Non-interest expense increased $7.9 million, or 9.2%, from $85.9 million during the first quarter of 2018, as a result of higher expenses related to the INB acquisition in the 2019 period.

Acquisition related expenses for the first quarter of 2019, the fourth quarter of 2018, and the first quarter of 2018 were $2.3 million, $7.0 million, and $2.3 million, respectively. The after-tax impact of acquisition related expenses on earnings per share was $0.03, $0.09, and $0.03 per share, respectively, for each of the quarterly periods.

The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Legal and professional fees	$0.3	$1.1	$2.4	$—	$0.5
Employee expenses	0.6	1.0	—	—	0.1
Technology conversion and contract terminations	0.8	4.6	0.5	—	1.5
Other	0.6	0.3	0.2	—	0.2
Total acquisition related expenses	$2.3	$7.0	$3.1	$—	$2.3

Exclusive of acquisition related expenses, non-interest expense was $91.5 million during the first quarter of 2019, compared to $92.4 million during the fourth quarter of 2018. Exclusive of acquisition related expenses, non-interest expense was $83.6 million during the first quarter of 2018, primarily attributable to higher operating costs related to the INB acquisition.

Salary and wage expenses decreased $4.6 million, or 11.3%, to $36.1 million during the first quarter of 2019, compared to $40.7 million during the fourth quarter of 2018, primarily due to two fewer days of wages expense and lower bonus expense incurred in the 2019 period, along with cost savings related to departures associated with the INB acquisition. Salaries and wage expenses increased $1.5 million, or 4.3%, from $34.6 million in the first quarter of 2018. The increase reflects higher levels of wages and incentive compensation related to the INB acquisition.

Employee benefit expenses increased $2.0 million, or 16.1%, to $14.4 million during the first quarter of 2019, as compared to $12.4 million during the fourth quarter of 2018, due to the seasonal first quarter reset of payroll taxes, higher long-term incentive costs as a result of the Company achieving certain growth goals and higher benefit costs related to the inclusion of additional employees from the INB acquisition. Employee benefit expenses increased $3.1 million, or 27.4%, from $11.3 million during the first quarter of 2018, primarily due to an increase in expense related to the INB acquisition in the first quarter of 2019.

Occupancy and equipment expense increased to $10.5 million during the first quarter of 2019, as compared to $9.8 million for the fourth quarter of 2018. Occupancy and equipment expense increased $1.1 million, or 11.7%, during the first quarter of 2019 from $9.4 million during the first quarter of 2018. The increases in occupancy and equipment expense is primarily due to increases related to the INB acquisition and one-time maintenance costs of $0.3 million in the first quarter of 2019.

Other expenses increased $1.0 million, or 3.7%, to $28.1 million during the first quarter of 2019, as compared to $27.1 million during the fourth quarter of 2018, primarily due to normal fluctuations in operating expenses. Other expenses increased $1.8 million, or 6.8%, during the first quarter of 2019 from $26.3 million during the first quarter of 2018, primarily due to the acquisition of INB.

BALANCE SHEET

Total assets increased $198.0 million, or 1.5%, from the fourth quarter of 2018 primarily due to an increase in cash and cash equivalents, and recording $54.6 million of right-of-use assets and $54.6 million of related lease liabilities in conjunction with the adoption of the new leasing accounting standard. Total assets increased $1,224.8 million from $12,273.4 million as of March 31, 2018 primarily as a result of the acquisition of INB and organic growth of our business.

Total loans decreased to $8,493.2 million as of March 31, 2019 compared to $8,503.7 million as of December 31, 2018. Total loans increased $846.4 million, from $7,646.8 million as of March 31, 2018, of which $713.1 million was attributable to INB acquired loans and $133.3 million attributable to organic loan growth.

Total real estate loans were stable at $5,833.6 million as of March 31, 2019 compared to $5,833.5 million as of December 31, 2018. Within the real estate portfolio, commercial loans increased $20.4 million, or 0.6%, agricultural loans decreased $7.0 million, or 3.2%, construction loans decreased $0.8 million, or 0.1%, and residential loans decreased $12.5 million, or 0.8%, as of March 31, 2019 compared to December 31, 2018.

Total real estate loans increased $632.2 million, or 12.2%, as of March 31, 2019 compared to March 31, 2018. Exclusive of INB acquired loans of $492.0 million, total real estate loans increased organically $140.2 million, or 2.7%. Within the real estate portfolio, commercial loans increased organically $130.1 million, or 4.6%, agricultural loans increased organically $12.3 million, or 7.8%, construction loans increased organically $37.9 million, or 5.1%, and residential loans decreased $40.1 million, or 2.7%, as of March 31, 2019 compared to March 31, 2018.

Total consumer loans decreased $23.2 million, or 2.2%, to $1,047.0 million as of March 31, 2019, from $1,070.2 million as of December 31, 2018, primarily due to the seasonal decline typically experienced across the indirect portfolio and increased credit standards centered in the direct portfolio. Consumer loans increased $15.9 million, or 1.5%, from $1,031.1 million, as of March 31, 2018. Exclusive of INB acquired loans of $7.7 million, consumer loans increased $8.2 million, or 0.8%, primarily attributable to growth in the direct portfolio.

Commercial loans increased $31.8 million, or 2.4%, to $1,342.1 million as of March 31, 2019, from $1,310.3 million as of December 31, 2018. Commercial loans increased $98.0 million, or 7.9%, from $1,244.1 million as of March 31, 2018. Exclusive of INB acquired loans of $110.9 million, commercial loans decreased $12.9 million, or 1.0%.

Agricultural loans decreased $20.1 million, or 7.9%, to $234.7 million as of March 31, 2019, from $254.8 million as of December 31, 2018 as a result of $2.0 million in payoffs of non-accruing loans and seasonal paydowns. Agricultural loans increased $100.8 million, or 75.3%, from $133.9 million as of March 31, 2018. Exclusive of INB acquired loans of $101.7 million, agricultural loans decreased $0.9 million, or 0.7%.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $2.7 million, from $631.6 million as of December 31, 2018, to $628.9 million as of March 31, 2019, attributable primarily to amortization expense. Goodwill and intangible assets, excluding mortgage servicing rights, increased $108.0 million, from $520.9 million as of March 31, 2018, attributable to provisional goodwill and core deposit intangibles acquired in the INB acquisition offset by amortization expense.

Premises and equipment increased $53.0 million, or 21.6%, to $298.2 million as of March 31, 2019, from $245.2 million as of December 31, 2018 and increased $58.0 million, or 24.1%, as of March 31, 2019, from $240.2 million as of March 31, 2018, primarily related to the adoption of the updated leasing standard, ASU 2016-02.

Other real estate owned increased $6.7 million, or 46.5%, to $21.1 million as of March 31, 2019, from $14.4 million as of December 31, 2018 and increased $10.1 million, or 91.8%, as of March 31, 2019, from $11.0 million as of March 31, 2018, primarily attributable to the addition of one agricultural real estate loan during the 2019 period which was offset by dispositions.

Total deposits increased $134.0 million, or 1.3%, to $10,814.7 million as of March 31, 2019, from $10,680.7 million as of December 31, 2018, as a result of increases in interest bearing deposits. Total deposits increased $788.8 million, from $10,025.9 million as of March 31, 2018, as a result of the INB acquisition. Exclusive of INB acquired deposits of $696.3 million, deposits grew organically $92.5 million, or 0.9%, compared to March 31, 2018.

Other liabilities increased $60.8 million, or 55.0%, to $171.3 million as of March 31, 2019, from $110.5 million as of December 31, 2018 and increased $88.2 million, or 106.1%, as of March 31, 2019, from $83.1 million as of March 31, 2018, primarily related to the adoption of the updated leasing standard, ASU 2016-02.

The Company’s loan to deposit ratio was 78.5%, as of March 31, 2019, compared to 79.6% as of December 31, 2018 and up from 76.3% as of March 31, 2018.

The Company is considered to be “well-capitalized” as of March 31, 2019, having exceeded all regulatory capital adequacy requirements. During the first quarter of 2019, the Company paid common stock dividends of approximately $18.7 million, or $0.31 per share.

CREDIT QUALITY

As of March 31, 2019, non-performing assets increased $0.8 million, or 1.1%, to $73.3 million, compared to $72.5 million as of December 31, 2018. Non-accrual loans decreased $9.2 million to $45.1 million as of March 31, 2019, as compared to $54.3 million during the fourth quarter of 2018.

Criticized loans increased $1.2 million, or 0.3%, to $402.5 million as of March 31, 2019, from $401.3 million as of December 31, 2018 and increased $6.0 million from $396.5 million as of March 31, 2018. The increase compared to the first quarter of 2018 is a result of loans acquired in the INB acquisition in August 2018.

Net loan charge-offs increased $2.1 million to $4.3 million during the first quarter of 2019, as compared to $2.2 million during the fourth quarter of 2018. The net loan charge-offs in the first quarter of 2019 were composed of charge-offs of $6.0 million and recoveries of $1.7 million. Net loan charge-offs during the first quarter of 2018 were $0.7 million. The increase in net charge-offs during the first quarter of 2019 compared to the fourth quarter of 2018 was largely driven by lower levels of recoveries, a $1.2 million charge-off of a construction real estate loan on a golf course property, and higher consumer net charge-offs of $1.2 million, mainly related to the indirect and home equity portfolios.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, and other adverse climate or other conditions that may impact our business and our customers’ business; changes in the interest rate environment or interest rate changes made by the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for loan losses and access to low-cost funding sources; the unavailability of LIBOR; impairment of goodwill; dependence on the Company’s management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking” and “identity theft”; unfavorable resolution to litigation and regulatory proceedings; liquidity risks and technological innovations; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete mergers and acquisitions or fully achieve expected costs savings or revenue growth associated with mergers and acquisitions; deposit attrition, customer loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in Class A or Class B common stock; decline in market price and volatility of Class A and Class B common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in the Company’s periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors”. Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Quarter 2019 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the first quarter of 2019 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Friday, April 26, 2019. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on April 26, 2019 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on May 26, 2019, by dialing 1-877-344-7529 (using conference ID 10130065). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Net interest income	$116.0	$118.9	$110.0	$103.8	$99.8	(2.4)%	16.2%
Net interest income on a fully-taxable equivalent ("FTE") basis	116.5	119.4	110.5	104.5	100.3	(2.4)	16.2
Provision for loan losses	3.7	1.6	2.0	2.9	2.1	131.3	76.2
Non-interest income:
Payment services revenues	9.4	9.8	10.1	12.9	10.5	(4.1)	(10.5)
Mortgage banking revenues	5.4	5.6	6.7	7.2	5.4	(3.6)	NM
Wealth management revenues	6.1	5.7	5.8	5.8	5.9	7.0	3.4
Service charges on deposit accounts	5.0	5.2	5.7	5.3	5.6	(3.8)	(10.7)
Other service charges, commissions and fees	4.3	4.0	3.4	3.8	3.9	7.5	10.3
Total fee-based revenues	30.2	30.3	31.7	35.0	31.3	(0.3)	(3.5)
Investment securities gains (losses)	—	(0.1)	—	—	—	NM	NM
Other income	4.3	4.1	4.5	2.6	3.9	4.9	10.3
Total non-interest income	34.5	34.3	36.2	37.6	35.2	0.6	(2.0)
Non-interest expense:
Salaries and wages	36.1	40.7	36.8	34.3	34.6	(11.3)	4.3
Employee benefits	14.4	12.4	11.9	12.3	11.3	16.1	27.4
Occupancy and equipment	10.5	9.8	10.0	8.9	9.4	7.1	11.7
Core deposit intangible amortization	2.3	2.4	2.0	1.7	1.8	(4.2)	27.8
Other expenses	28.1	27.1	26.7	27.8	26.3	3.7	6.8
Other real estate owned (income) expense	0.1	—	0.2	(0.1)	0.2	NM	NM
Acquisition related expenses	2.3	7.0	3.1	—	2.3	(67.1)	NM
Total non-interest expense	93.8	99.4	90.7	84.9	85.9	(5.6)	9.2
Income before taxes	53.0	52.2	53.5	53.6	47.0	1.5	12.8
Income taxes	11.4	11.8	12.1	11.9	10.3	(3.4)	10.7
Net income	$41.6	$40.4	$41.4	$41.7	$36.7	3.0%	13.4%

Weighted-average basic shares outstanding	60,311	60,235	58,255	56,335	56,241	0.1%	7.2%
Weighted-average diluted shares outstanding	60,598	60,655	58,640	56,699	56,652	(0.1)	7.0
Earnings per share - basic	$0.69	$0.67	$0.71	$0.74	$0.65	3.0	6.2
Earnings per share - diluted	0.69	0.67	0.71	0.74	0.65	3.0	6.2

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Assets:
Cash and cash equivalents	$955.2	$822.0	$965.0	$712.0	$744.2	16.2%	28.4%
Investment securities	2,689.0	2,677.5	2,576.6	2,618.9	2,743.0	0.4	(2.0)
Loans held for investment	8,459.2	8,470.4	8,480.3	7,708.4	7,614.5	(0.1)	11.1
Mortgage loans held for sale	34.0	33.3	37.7	50.3	32.3	2.1	5.3
Total loans	8,493.2	8,503.7	8,518.0	7,758.7	7,646.8	(0.1)	11.1
Less allowance for loan losses	72.4	73.0	73.6	74.1	73.5	(0.8)	(1.5)
Net loans	8,420.8	8,430.7	8,444.4	7,684.6	7,573.3	(0.1)	11.2
Goodwill and intangible assets (excluding mortgage servicing rights)	628.9	631.6	633.7	519.2	520.9	(0.4)	20.7
Company owned life insurance	275.8	275.1	273.7	262.7	261.9	0.3	5.3
Premises and equipment	298.2	245.2	244.2	233.7	240.2	21.6	24.1
Other real estate owned	21.1	14.4	17.3	14.9	11.0	46.5	91.8
Mortgage servicing rights	27.9	27.7	27.0	26.0	25.2	0.7	10.7
Other assets	181.3	176.0	173.9	163.7	153.7	3.0	18.0
Total assets	$13,498.2	$13,300.2	$13,355.8	$12,235.7	$12,273.4	1.5%	10.0%

Liabilities and stockholders' equity:
Deposits	$10,814.7	$10,680.7	$10,845.6	$9,945.5	$10,025.9	1.3%	7.9%
Securities sold under repurchase agreements	672.6	712.4	635.9	641.8	633.8	(5.6)	6.1
Long-term debt	15.8	15.8	22.4	15.7	15.7	NM	0.6
Subordinated debentures held by subsidiary trusts	86.9	86.9	86.9	82.5	82.5	NM	5.3
Other liabilities	171.3	110.5	110.6	91.9	83.1	55.0	106.1
Total liabilities	11,761.3	11,606.3	11,701.4	10,777.4	10,841.0	1.3	8.5
Stockholders' equity:
Common stock	866.6	866.7	865.5	690.7	688.0	—	26.0
Retained earnings	874.7	851.8	828.3	802.6	776.7	2.7	12.6
Accumulated other comprehensive income (loss)	(4.4)	(24.6)	(39.4)	(35.0)	(32.3)	(82.1)	(86.4)
Total stockholders' equity	1,736.9	1,693.9	1,654.4	1,458.3	1,432.4	2.5	21.3
Total liabilities and stockholders' equity	$13,498.2	$13,300.2	$13,355.8	$12,235.7	$12,273.4	1.5%	10.0%

Common shares outstanding at period end	60,836	60,623	60,610	56,761	56,699	0.4%	7.3%
Book value at period end	$28.55	$27.94	$27.30	$25.69	$25.26	2.2	13.0
Tangible book value at period end**	18.21	17.52	16.84	16.54	16.07	3.9	13.4

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	1Q19 vs 4Q18	1Q19 vs 1Q18

Loans:
Real Estate:
Commercial real estate	$3,255.8	$3,235.4	$3,213.1	$2,853.3	$2,821.9	0.6%	15.4%
Construction:
Land acquisition and development	292.7	321.6	314.5	355.6	364.6	(9.0)	(19.7)
Residential	233.1	242.8	250.6	227.8	230.6	(4.0)	1.1
Commercial	312.1	274.3	219.6	134.3	140.8	13.8	121.7
Total construction	837.9	838.7	784.7	717.7	736.0	(0.1)	13.8
Residential real estate	1,529.5	1,542.0	1,581.2	1,486.2	1,486.6	(0.8)	2.9
Agricultural real estate	210.4	217.4	217.8	175.7	156.9	(3.2)	34.1
Total real estate	5,833.6	5,833.5	5,796.8	5,232.9	5,201.4	—	12.2
Consumer
Indirect	775.7	787.8	800.8	795.4	782.9	(1.5)	(0.9)
Direct	194.1	200.6	198.1	182.5	173.0	(3.2)	12.2
Credit card	77.2	81.8	79.4	77.3	75.2	(5.6)	2.7
Total consumer	1,047.0	1,070.2	1,078.3	1,055.2	1,031.1	(2.2)	1.5
Commercial	1,342.1	1,310.3	1,337.2	1,266.0	1,244.1	2.4	7.9
Agricultural	234.7	254.8	264.8	151.2	133.9	(7.9)	75.3
Other	1.8	1.6	3.2	3.1	4.0	12.5	(55.0)
Loans held for investment	8,459.2	8,470.4	8,480.3	7,708.4	7,614.5	(0.1)	11.1
Loans held for sale	34.0	33.3	37.7	50.3	32.3	2.1	5.3
Total loans	$8,493.2	$8,503.7	$8,518.0	$7,758.7	$7,646.8	(0.1)%	11.1%

Deposits:
Non-interest bearing	$3,158.7	$3,158.3	$3,261.2	$2,884.2	$2,897.6	—%	9.0%
Interest bearing:
Demand	2,979.6	2,957.5	3,013.3	2,859.2	2,853.3	0.7	4.4
Savings	3,270.0	3,247.9	3,285.8	3,062.0	3,140.3	0.7	4.1
Time, $0.1 and over	629.6	547.6	496.3	425.1	420.6	15.0	49.7
Time, other	776.8	769.4	789.0	715.0	714.1	1.0	8.8
Total interest bearing	7,656.0	7,522.4	7,584.4	7,061.3	7,128.3	1.8	7.4
Total deposits	$10,814.7	$10,680.7	$10,845.6	$9,945.5	$10,025.9	1.3%	7.9%

Total core deposits(1)	$10,173.3	$10,109.0	$10,323.8	$9,520.4	$9,605.3	0.6%	5.9%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	1Q19 vs 4Q18	1Q19 vs 1Q18

Allowance for Loan Losses:
Allowance for loan losses	$72.4	$73.0	$73.6	$74.1	$73.5	(0.8)%	(1.5)%
As a percentage of period-end loans	0.85%	0.86%	0.86%	0.96%	0.96%

Net charge-offs during quarter	$4.3	$2.2	$2.5	$2.3	$0.7	95.5%	514.3%
Annualized as a percentage of average loans	0.21%	0.10%	0.12%	0.12%	0.04%

Non-Performing Assets:
Non-accrual loans	$45.1	$54.3	$61.2	$69.3	$63.1	(16.9)%	(28.5)%
Accruing loans past due 90 days or more	7.1	3.8	5.2	6.1	3.7	86.8	91.9
Total non-performing loans	52.2	58.1	66.4	75.4	66.8	(10.2)	(21.9)
Other real estate owned	21.1	14.4	17.3	14.9	11.0	46.5	91.8
Total non-performing assets	$73.3	$72.5	$83.7	$90.3	$77.8	1.1%	(5.8)%

Non-performing assets as a percentage of:
Total loans and OREO	0.86%	0.85%	0.98%	1.16%	1.02%
Total assets	0.54	0.55	0.63	0.74	0.63

Accruing Loans 30-89 Days Past Due	$56.5	$51.0	$53.1	$40.0	$53.6	10.7%	5.4%
Accruing TDRs	5.8	5.6	5.9	7.2	6.9	3.6	(15.9)

Criticized Loans:
Special Mention	$186.2	$178.8	$198.9	$165.2	$159.5	4.1%	16.7%
Substandard	194.6	201.6	201.1	187.9	212.4	(3.5)	(8.4)
Doubtful	21.7	20.9	24.9	29.1	24.6	3.8	(11.8)
Total	$402.5	$401.3	$424.9	$382.2	$396.5	0.3%	1.5%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2019		Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Annualized Financial Ratios (GAAP)
Return on average assets	1.27%		1.20%	1.29%	1.38%	1.22%
Return on average common equity	9.86		9.72	10.45	11.61	10.34
Yield on average earning assets	4.55		4.42	4.27	4.21	4.05
Cost of average interest bearing liabilities	0.71		0.60	0.55	0.47	0.41
Interest rate spread	3.84		3.82	3.72	3.74	3.64
Net interest margin ratio	4.04		3.99	3.88	3.87	3.75
Efficiency ratio	60.80		63.32	60.67	58.84	62.32
Loan to deposit ratio	78.53		79.62	78.54	78.01	76.27

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$18.21		$17.52	$16.84	$16.54	$16.07
Tangible common stockholders' equity to tangible assets	8.61%		8.39%	8.02%	8.02%	7.76%
Return on average tangible common equity	15.61		15.76	16.73	18.16	16.23

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	13.23%	*	12.99%	12.76%	12.97%	12.90%
Tier 1 risk-based capital to total risk-weighted assets	12.50	*	12.26	12.01	12.15	12.07
Tier 1 common capital to total risk-weighted assets	11.65	*	11.40	11.15	11.25	11.15
Leverage Ratio	9.76	*	9.47	9.73	9.28	9.07

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,467.9	$111.7	5.35%	$8,520.7	$112.6	5.24%	$7,590.6	$92.0	4.92%
Investment securities (2)	2,630.2	15.8	2.44	2,581.8	15.1	2.32	2,695.6	14.0	2.11
Interest bearing deposits in banks	598.6	3.6	2.44	729.8	4.4	2.39	553.2	2.1	1.55
Federal funds sold	0.6	—	—	26.1	—	—	0.2	—	—
Total interest earnings assets	11,697.3	131.1	4.55%	11,858.4	132.1	4.42%	10,839.6	108.1	4.05%
Non-earning assets	1,542.9			1,534.8			1,319.6
Total assets	$13,240.2			$13,393.2			$12,159.2
Interest bearing liabilities:
Demand deposits	$2,922.7	$2.4	0.33%	$3,003.7	$2.4	0.32%	$2,797.8	$1.6	0.23%
Savings deposits	3,262.3	5.1	0.63	3,268.0	4.0	0.49	3,134.2	2.3	0.30
Time deposits	1,356.5	4.6	1.38	1,312.8	3.9	1.18	1,142.0	2.3	0.82
Repurchase agreements	675.5	1.0	0.60	646.8	0.9	0.55	635.2	0.4	0.27
Other borrowed funds	—	—	—	1.0	—	—	3.1	0.1	18.36
Long-term debt	15.6	0.3	7.80	21.1	0.4	7.52	14.2	0.2	5.64
Subordinated debentures held by subsidiary trusts	86.9	1.2	5.60	86.9	1.1	5.02	82.5	0.9	4.37
Total interest bearing liabilities	8,319.5	14.6	0.71%	8,340.3	12.7	0.60%	7,809.0	7.8	0.41%
Non-interest bearing deposits	3,048.9			3,256.9			2,819.8
Other non-interest bearing liabilities	160.6			146.6			92.2
Stockholders’ equity	1,711.2			1,649.4			1,438.2
Total liabilities and stockholders’ equity	$13,240.2			$13,393.2			$12,159.2
Net FTE interest income		$116.5			$119.4			$100.3
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$116.0			$118.9			$99.8
Interest rate spread			3.84%			3.82%			3.64%
Net FTE interest margin (3)			4.04%			3.99%			3.75%
Cost of funds, including non-interest bearing demand deposits (4)			0.52%			0.43%			0.30%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Total common stockholders' equity (GAAP)	(A)	$1,736.9	$1,693.9	$1,654.4	$1,458.3	$1,432.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		628.9	631.6	633.7	519.2	520.9
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,108.0	$1,062.3	$1,020.7	$939.1	$911.5

Total assets (GAAP)		$13,498.2	$13,300.2	$13,355.8	$12,235.7	$12,273.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		628.9	631.6	633.7	519.2	520.9
Tangible assets (Non-GAAP)	(C)	$12,869.3	$12,668.6	$12,722.1	$11,716.5	$11,752.5

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,711.2	$1,649.4	$1,571.9	$1,441.0	$1,438.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		630.3	632.5	590.2	519.7	521.5
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,080.9	$1,016.9	$981.7	$921.3	$916.7

Total quarterly average assets	(F)	$13,240.2	$13,393.2	$12,740.6	$12,150.6	$12,159.2
Annualized net income available to common shareholders	(G)	168.7	160.3	164.3	167.3	148.8
Common shares outstanding	(H)	60,836	60,623	60,610	56,761	56,699

Return on average assets (GAAP)	(G)/(F)	1.27%	1.20%	1.29%	1.38%	1.22%
Return on average common stockholders' equity (GAAP)	(G)/(D)	9.86	9.72	10.45	11.61	10.34
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	12.92	12.32	12.34	11.86	11.83
Book value per common share (GAAP)	(A)/(H)	$28.55	$27.94	$27.30	$25.69	$25.26
Tangible book value per common share (Non-GAAP)	(B)/(H)	18.21	17.52	16.84	16.54	16.07
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	8.61%	8.39%	8.02%	8.02%	7.76%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	15.61	15.76	16.73	18.16	16.23

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com